UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 17, 2005
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)
(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
In connection with his planned retirement, Kent Larsson, Senior Vice President of Marketing, entered into an employment agreement (the “Employment Agreement”) with Big Lots, Inc. (the “Company”) on August 17, 2005. The Employment Agreement replaces Mr. Larsson’s prior employment agreement dated February 1, 2004 (the “Prior Agreement”). The Employment Agreement is intended to assure the Company that it will have the dedication, undivided loyalty, and objective advice and counsel from Mr. Larsson. The Employment Agreement requires that Mr. Larsson devote his full business time to the affairs of the Company and prohibits him from competing with the Company during his employment and for a one-year period thereafter. The non-competition period is reduced to six months in the event that Mr. Larsson’s employment is terminated following a Change of Control, as such term is defined in the Employment Agreement.
Under the terms of the Employment Agreement, Mr. Larsson is entitled to receive an annual base salary of $350,000, which amount is not subject to an automatic increase. An annual bonus is not payable under the Employment Agreement unless the Company achieves a minimum threshold of its performance targets for the applicable fiscal year. For fiscal 2005, Mr. Larsson’s bonus is subject to a maximum of 100.0% of his annual base salary. The Nominating and Compensation Committee (the “Committee”) of the Company’s Board of Directors annually reviews the performance of the Company’s executive officers to determine whether their respective base salaries and/or bonus targets should be adjusted; provided, however, that Mr. Larsson’s base salary and bonus opportunity may not be reduced below the levels established in the Employment Agreement without his consent.
The Employment Agreement provides that Mr. Larsson may be terminated by the Company at any time for Cause, as such term is defined in the Employment Agreement, or without Cause beginning on September 1, 2006. If Mr. Larsson is terminated for Cause, the Company has no further obligation to pay any compensation or to provide benefits to Mr. Larsson. Should Mr. Larsson be terminated without Cause, he will become entitled to receive continued salary payments and benefits for twenty-eight weeks following termination and will receive a pro rata bonus (if a bonus is earned) for the fiscal year in which the termination occurs. The Employment Agreement also provides that in the event Mr. Larsson is terminated in connection with a Change of Control, he will receive a lump sum payment (net of any applicable withholding taxes) in an amount equal to 200% of his annual base salary and 200% of his maximum annual bonus opportunity, and will be entitled to receive certain plan benefits for two years. A Change of Control would also cause Mr. Larsson to receive a payment in the amount necessary to hold him harmless from the effects of Section 280G and 4999 of the Internal Revenue Code, which sections could subject the payments due under the Employment Agreement to excise tax liability. The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Internal Revenue Code.
This summary is qualified in its entirety by reference to the full text of Mr. Larsson’s Employment Agreement attached as Exhibit 10.1 to this Form 8-K.
Additionally, on August 16, 2005, the Nominating and Compensation Committee of the Company’s Board of Directors amended the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 Incentive Plan”). The amendment had the effect of limiting the maximum number of the Company’s common shares that may be issued as restricted stock, stock equivalent units and performance units issued on or after May 18, 2005. This amendment was made as a result of the Company’s shareholders’ approval of Big Lots 2005 Incentive Plan at the 2005 Annual Meeting of Shareholders.
This summary is qualified in its entirety by reference to the full text of the amendment attached as Exhibit 10.3 to this Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement.
In connection with his planned retirement and contemporaneous with the Employment Agreement becoming effective, Mr. Larsson and the Company terminated the Prior Agreement. The terms of the Prior Agreement were substantially similar to the Employment Agreement, except that beginning on September 1, 2006, Mr. Larsson’s employment may be terminated by the Company without cause and Mr. Larsson will be entitled to receive his base salary for twenty-eight weeks, as opposed to the twelve months provided for under the Prior Agreement. The Prior Agreement is incorporated by reference to Exhibit 10(q) from the Company’s Annual Report on Form 10-K for the year ended January 31, 2004. The summary of the Prior Agreement is qualified in its entirety by reference to Exhibit 10.2 of this Form 8-K.
Item 2.02 Results of Operations and Financial Condition.
On August 17, 2005, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited second quarter results. The press release and conference call both included “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). Specifically, the following non-GAAP financial measures were included: (i) adjusted selling and administrative expenses; (ii) adjusted operating profit (loss); (iii) adjusted income (loss) before income taxes; (iv) adjusted income tax expense (benefit); (v) adjusted net income (loss); and (vi) adjusted income (loss) per common share — basic and diluted.
These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) an after-tax charge to continuing operations of $3.8 million related to the partial charge-off of a note received when the Company sold KB Toys in December 2000. As required by Rule 100 of Regulation G and Item 10 of Regulation S-K, the press release, which was posted on the Company’s website and referred to during the conference call, contained a presentation of the most directly comparable financial measures calculated and presented in accordance GAAP and a reconciliation of the differences between the non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP.
The Company’s management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and more relevant method for measuring the Company’s operating performance, excluding special items included in the most directly comparable GAAP financial measures, that management believes is more indicative of the Company’s on-going operating results and financial condition. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s operating performance and as a measure of performance for incentive compensation purposes.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Non-GAAP financial measures as reported by the Company may not be comparable to similarly titled items reported by other companies.
Attached as exhibits to this Form 8-K are copies of the Company’s August 17, 2005 press release (Exhibit 99.1) and the transcript of the Company’s August 17, 2005 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibits.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, the Company’s $500 million five-year unsecured credit facility dated October 29, 2004 (the “2004 Credit Agreement”) provides the Company with access to revolving loans and includes a $30 million swing loan sub-limit, a $50 million bid loan sub-limit, and a $150 million letter of credit sub-limit. At August 17, 2005, the total indebtedness under the 2004 Credit Agreement was $232.3 million, comprised of $150.0 million in revolving credit loans, $15.6 million in swing loans, no bid loans, and $66.7 million in letters of credit. The Company expects borrowings and letters of credit through early-September 2005 to range between $230.0 million and $265.0 million. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.
The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders. The weighted average interest rate of the outstanding loans at August 17, 2005 was 4.19%. The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement. The daily activity is a net result of the Company’s liquidity position which is affected by (i) cash inflows such as store cash, credit card settlements, and other miscellaneous deposits, and (ii) cash outflows such as check clearings, wire and other electronic transactions, and other miscellaneous disbursements.
The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios — a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

Exhibits marked with an asterisk (*) are filed herewith.

Exhibit No.	Description
10.1*	Employment Agreement with Kent Larsson dated August 17, 2005.

10.2	Employment Agreement with Kent Larsson dated February 1, 2004 (Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the year ended January 31, 2004, and incorporated herein by reference).

10.3*	Amendment to the Big Lots, Inc. 1996 Performance Incentive Plan.

10.4	Big Lots, Inc. 1996 Performance Incentive Plan (Exhibit 10 to the Company’s Post-Effective Amendment No. 1 to Form S-8 Registration Statement Under the Securities Act of 1933, and incorporated herein by reference).

99.1*	Big Lots, Inc. press release dated August 17, 2005.

99.2*	Transcript of Big Lots, Inc. conference call dated August 17, 2005.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: August 22, 2005	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary